UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2011

PennyMac Mortgage Investment Trust

(Exact Name of Registrant as Specified in Charter)

Maryland	001-34416	27-0186273
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

27001 Agoura Road, Calabasas, California	91301
(Address of Principal Executive Offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2011, PennyMac Mortgage Investment Trust (“PMT”) and two of its wholly-owned subsidiaries, PennyMac Mortgage Investment Trust Holdings I, LLC (“PMITH”) and PennyMac Corp. (“PMC” and, together with PMT and PMITH, the “Company”), entered into a master repurchase agreement with Credit Suisse First Boston Mortgage Capital LLC (“Credit Suisse”), pursuant to which the Company may sell, and later repurchase, certain distressed assets in an aggregate principal amount of up to $200 million (the “NPL Facility”). The NPL Facility is committed for a period of 364 days, and the obligations of PMITH and PMC are fully guaranteed by PMT.

Under the terms of the NPL Facility, (i) PMITH may sell to Credit Suisse eligible nonperforming mortgage loans, and (ii) PMC may sell to Credit Suisse eligible nonperforming mortgage loans and equity interests (the “SPE Entity Interest”) in a special purpose entity that owns real property acquired upon settlement of mortgage loans (“REO Property”).  The principal amount paid by Credit Suisse is based on a percentage of the market value of the mortgage loans or the REO Property underlying the SPE Entity Interest (each, a “Facility Asset”), as applicable. The mortgage loans and real property are serviced by PennyMac Loans Services, LLC (“PLS”) pursuant to the terms of the NPL Facility.

Upon the Company’s repurchase, or the sale, securitization or liquidation, of a Facility Asset, the Company is required to repay Credit Suisse the principal amount related to such Facility Asset plus accrued interest (at a rate reflective of the current market and based on Credit Suisse’s cost of funds plus a margin) to the date of such repurchase, sale, securitization or liquidation.  The Company is also required to pay Credit Suisse a commitment fee for the NPL Facility, as well as certain other administrative costs and expenses in connection with Credit Suisse’s structuring, management and ongoing administration of the NPL Facility.

The NPL Facility contains margin call provisions that provide Credit Suisse with certain rights where there has been a decline in the market value of the Facility Assets.  Under these circumstances, Credit Suisse may require PMITH and/or PMC to transfer cash or additional Facility Assets with an aggregate market value in an amount sufficient to eliminate any margin deficit resulting from such a decline.

The NPL Facility and the related guaranty require PMT to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth of $300 million, (ii) a minimum of $10 million in unrestricted cash and cash equivalents among PMT and/or its subsidiaries, (iii) a maximum ratio of total liabilities to tangible net worth of less than 3:1; and (iv) profitability for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.

The NPL Facility also requires PMITH and PMC to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth for PMITH of $195 million and  for PMC the sum of (y) $65 million and (z) 50% of its positive quarterly net income, (ii) a minimum of $7.75 million in the aggregate in unrestricted cash and cash equivalents between PMITH and PMC, (iii) a maximum ratio of total liabilities to tangible net worth of less than 5:1 and 10:1 for PMITH and PMC, respectively; and (iv) profitability at each of PMITH and PMC for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.  The NPL Facility also requires PLS to maintain certain financial covenants.

In addition, the NPL Facility contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, servicer termination events, guarantor defaults, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction.  The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the NPL Facility and the liquidation by Credit Suisse of the Facility Assets then subject to the NPL Facility.

The foregoing description of the NPL Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the master repurchase agreement and PMT’s related guaranty, which have been filed with this Current Report on Form 8-K as Exhibits 1.1 and 1.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1

Master Repurchase Agreement, dated as of June 8, 2011, among Credit Suisse First Boston Mortgage Capital LLC, PennyMac Corp., PennyMac Mortgage Investment Trust Holdings I, LLC and PennyMac Mortgage Investment Trust

1.2	Guaranty, dated as of June 8, 2011, of PennyMac Mortgage Investment Trust in favor of Credit Suisse First Boston Mortgage Capital LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

/s/ Stanford L. Kurland
Dated: June 14, 2011
Stanford L. Kurland
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1

Master Repurchase Agreement, dated as of June 8, 2011, among Credit Suisse First Boston Mortgage Capital LLC, PennyMac Corp., PennyMac Mortgage Investment Trust Holdings I, LLC and PennyMac Mortgage Investment Trust

1.2	Guaranty, dated as of June 8, 2011, of PennyMac Mortgage Investment Trust in favor of Credit Suisse First Boston Mortgage Capital LLC